EXECUTION VERSION

Exhibit 10.1*

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Michael Bergeron (“Executive”) and Dolby Laboratories, Inc., a Delaware corporation, and its direct and indirect subsidiaries (together, the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive is employed by the Company as its Senior Vice President, Worldwide Sales and Field Operations;

WHEREAS, Executive signed an offer letter with the Company on March 2, 2012;

WHEREAS, Executive signed a Confidential Information and Invention Assignment Agreement with the Company on March 29, 2012 (the “Confidentiality Agreement”);

WHEREAS, the Company and Executive have entered into Stock Option Agreements, dated May 15, 2012, December 21, 2012, December 16, 2013, December 15, 2014, and December 15, 2015, granting Executive options to purchase shares of the Company’s common stock; a Performance-Based Stock Option Agreement dated December 15, 2015, granting Executive an option to purchase shares of the Company’s common stock upon the achievement of certain Company total stockholder return milestones; and Restricted Stock Unit Agreements dated December 21, 2012, December 16, 2013, December 15, 2014, and December 15, 2015, representing the contingent right of Executive to receive shares of the Company’s common stock upon vesting, subject to the terms and conditions of the Company’s 2005 Stock Plan, the individual stock option agreements and restricted stock unit agreements (collectively the “Stock Agreements”);

WHEREAS, unless terminated earlier pursuant to Section 1.b.vii. herein or Executive’s voluntary termination, Executive’s employment with the Company will terminate effective June 30, 2017 (the date of such termination as described in this Recital, the “Separation Date”);

WHEREAS, the Parties wish to ensure an orderly transition of Executive’s duties and responsibilities, and mutually desire that Executive continue providing services to the Company pursuant to the terms of this Agreement; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.Consideration.

EXECUTION VERSION

a.Continued Employment. The Parties agree that Executive shall remain employed by the Company as a full-time at-will employee from the Effective Date of this Agreement until December 31, 2016 (the “Continued Employment Period”); provided that as of September 30, 2016, Executive shall cease to serve as Senior Vice President, Worldwide Sales and Field Operations, and also shall cease to be an “executive officer” or “officer” as defined in Rule 3b-7 and Rule 16a-1(f), respectively, of the Securities Exchange Act of 1934, as amended (and Executive shall thereafter have such title and duties as the Company may determine in its discretion). During the Continued Employment Period, Executive shall continue to receive his annual base salary as in effect on the Effective Date of this Agreement ($425,000), less applicable withholding, and shall be eligible for such standard Company-sponsored benefits as made generally available to employees of the Company, including health insurance benefits, bonus eligibility, and stock vesting, except as amended herein and to the extent permitted under the terms of the Company’s benefit plans. For the avoidance of doubt, if Executive voluntarily terminates his employment prior to the end of the Continued Employment Period, then all payments and benefits under this Section 1.a. shall cease as of the date of such termination.

b.As further consideration for Executive’s execution of this Agreement and his fulfillment of all its terms and conditions, the Company agrees as follows:

i.Bonus Payment. Contingent upon Executive’s continued employment with the Company through the time that the 2016 EDAIP Bonus (as defined below) is paid and Executive having not been terminated for Cause (as defined in Section 1.b.vii. herein) prior to that date, Executive will remain eligible to earn an annual bonus for fiscal year 2016 (ending on September 30, 2016), based upon achievement of the related performance metrics, as determined by the Compensation Committee of the Board of Directors pursuant to the terms of the 2016 Dolby Executive Annual Incentive Plan (the “2016 EDAIP Bonus”). The 2016 EDAIP Bonus will be paid at the time and manner in which such bonuses are normally paid to senior executives of the Company. Executive agrees and acknowledges that any payment made pursuant to this Section 1.b.i. satisfies fully any obligation on the Company’s part to make any bonus payment(s) to Executive for the 2016 fiscal year or otherwise and that Executive is not otherwise entitled to any bonus payment from the Company. Without limiting the generality of the foregoing, Executive hereby agrees and acknowledges that he will not be eligible for the 2017 Dolby Executive Annual Incentive Plan.

ii.Lump-Sum Separation Payment. The Company agrees to make a one-time, lump-sum payment equivalent to twelve (12) months of Executive’s base salary, for a total of $425,000, less applicable withholding. This payment will be made on the first regularly scheduled payroll date after January 1, 2017, and is contingent upon Executive’s continued employment with the Company through the end of the Continued Employment Period without having been terminated for Cause (as defined in Section 1.b.vii. herein) prior to that date.

iii.Advisory Services/Transition Period. From January 1, 2017 through June 30, 2017, the Company agrees that Executive shall remain employed by the Company as an at-will employee and as an advisor and for purposes of transitioning his duties (the “Transition Period”), subject to Executive’s compliance with the terms of this Agreement, the Confidentiality Agreement, and any Company policies governing employee conduct, including the Policy Regarding Reporting of Financial and Accounting Concerns, the Code of Business Conduct and Ethics, the Insider Trading Policy, the Anticorruption Policy, and the Employee Handbook (the “Business Policies”). During the Transition Period, Executive agrees to provide assistance with respect to the transition of his duties, as well as other advisory services as reasonably requested by the Company. Executive agrees

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to remain generally accessible to the Company by phone, personal email, or other standard communication means, and, upon reasonable notice in person, to cooperate with the Company to the extent reasonably requested. During the Transition Period, Executive acknowledges and agrees that he is not authorized to act as an agent of the Company in any way outside the scope of those services requested by the Company. During the Transition Period, the Company agrees to pay Executive a part-time salary in the amount of $5,000 per month, less applicable withholding. During this period, Executive will be eligible for such standard Company-sponsored benefits as made generally available to part-time employees of the Company (working less than 15 hours/week), except as amended herein and to the extent permitted under the terms of the Company’s benefit plans. For the avoidance of doubt, if Executive voluntarily terminates his employment prior to the end of the Transition Period, then all payments and benefits under this Section 1.b.iii. shall cease as of the date of such termination. Executive understands and agrees that the Company will issue to him Forms W-2 in connection with any payments made under this Section 1.b.iii., as well as any payments made under Sections 1.a., 1.b.i., 1.b.ii., and 1.d. herein.

iv.COBRA. In the event that Executive remains employed continuously through December 31, 2016, the Company will provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue coverage under the Company’s group health insurance plans in effect as of December 31, 2016 (which amount will be based on the premium for the first month of COBRA coverage) for a period of eighteen (18) months, or until Executive becomes covered by another employer’s group medical plan (and Executive agrees to notify the Company within 3 days of so becoming covered), whichever occurs first, which payment will be made regardless of whether Executive elects COBRA continuation coverage. Executive understands and agrees that the Company will issue to him a Form 1099 in connection with the payments made under this Section 1.b.iv. after the Separation Date.

v.Equity Awards. The Parties agree that equity awards subject to vesting under Executive’s Stock Agreements will continue to vest through the date on which Executive ceases to provide services to the Company, subject to the terms of those agreements governing the individual equity grants. The exercise of Executive’s vested options and settlement of restricted stock unit award shares shall continue to be governed by the terms and conditions of the Company’s 2005 Stock Plan and the applicable Stock Agreements.

vi.Outplacement Services. Beginning on or after October 1, 2016, Company agrees to pay up to an aggregate total of $25,000 to one or more outplacement service providers to be designated by the Company (the “Outplacement Providers”) in relation to Executive’s personal use of the Outplacement Providers’ transition, coaching, and/or outplacement services (the “Outplacement Services”). Payment for the Outplacement Services shall be made by the Company directly to the Outplacement Providers. If Executive voluntarily terminates his employment prior to the end of the Continued Employment Period, then all payments and benefits under this Section 1.b.vi. shall cease as of the date of such termination.

vii.Termination for Cause. Executive’s entitlement to the consideration set forth in this Section 1 is subject to this Section 1.b.vii. This Agreement does not alter the Company’s right to terminate Executive for Cause. In the event that Executive is terminated for Cause (as defined in the 2005 Stock Plan), all payments and benefits provided under this Agreement that have not already been earned will immediately cease and Executive will no longer be eligible for the consideration provided in exchange for his execution and non-revocation of this Agreement and/or the Supplemental Release.

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c.Supplemental Release. In exchange for the Supplemental Release Payment (as defined below), Executive agrees to execute, within twenty-one (21) days after the Separation Date, the Supplemental Release Agreement attached hereto as Exhibit A (the “Supplemental Release”), which agreement will serve to cover the time period from the Effective Date of this Agreement through the Supplemental Release Effective Date (as defined in the Supplemental Release); provided, however, the Parties agree to modify the Supplemental Release to comply with any new laws that become applicable prior to the end of the Transition Period. Executive understands and agrees that he will only be entitled to the consideration set forth in Section 1.d. herein if he executes the Supplemental Release within the time allotted in this Section 1.c. and does not revoke it.

d.Supplemental Release Payment. Subject to Executive executing and not revoking the Supplemental Release in accordance with Section 1.c. herein, the Company agrees to make, within thirty (30) days following the Supplemental Release Effective Date, a one-time, lump-sum payment to Executive in the amount of $186,250, less applicable withholding (the “Supplemental Release Payment”). For the avoidance of doubt, if Executive voluntarily terminates his employment after the Continued Employment Period, and prior to the end of the Transition Period, then upon signing and non-revocation of the Supplemental Release in accordance with Section 1.c. herein, the Supplemental Release Payment shall still become payable to Executive in accordance with this Section 1.d.

e.No Further Severance. Except as explicitly set forth in this Agreement and the Supplemental Release, Executive acknowledges and agrees that he is not entitled to receive any severance compensation or benefits from the Company. Executive hereby waives his right to receive any such severance not explicitly set forth in this Agreement and acknowledges that without this Agreement, he is not otherwise entitled to the consideration listed in this Section 1.

2.Other Benefits. Executive’s health insurance benefits shall cease as of December 31, 2016, subject to Executive’s right to continue his health insurance under COBRA pursuant to Section 1.b.iv herein. Executive’s participation in other benefits and incidents of employment (except as otherwise set forth in this Agreement and to the extent permitted under the terms of the Company’s benefit plans), including, but not limited to, vesting in stock options and paid time off, will cease as of the Separation Date.

3.Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement and any accrued paid time off and/or reimbursable expenses, the Company has paid or provided all salary, wages, bonuses, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, commissions, stock, stock options, restricted stock units, vesting, and any and all other benefits and compensation due to Executive.

4.Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and direct and indirect subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in

EXECUTION VERSION

any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b.    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h.    any and all claims for attorneys’ fees and costs, except in the event that Executive incurs attorneys’ fees and costs to successfully enforce the terms of this Agreement, in which case Executive shall be reimbursed by Company for such fees.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that

EXECUTION VERSION

is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company). Notwithstanding the foregoing, Executive acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with Section 18 herein, except as required by applicable law. Executive represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

5.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date of this Agreement. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

6.California Civil Code Section 1542. Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

7.No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

EXECUTION VERSION

8.Application for Employment. Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company (other than that provided for herein), and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company. Executive further agrees not to apply for employment with the Company and not otherwise pursue an independent contractor or vendor relationship with the Company.

9.Confidentiality. Until such time that the Company has publicly disclosed the terms of this Agreement, Executive agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). After the Company issues a current report on Form 8-K announcing Executive’s planned separation from the Company or otherwise publicly discloses the existence or any terms of this Agreement, (a) Executive is thereafter not obligated to maintain the confidentiality of those terms of this Agreement disclosed by the Company, and (b) Executive is permitted to disclose during the Transition Period that he plans to amicably separate from the Company pursuant to the terms of this Agreement. Except as required by law, Executive may disclose Separation Information only to his immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Executive’s attorney(s), and Executive’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Executive agrees that he will not publicize, directly or indirectly, any Separation Information.

10.Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. Executive’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company. If Executive has used any personally owned computer, server, or e-mail system (the “Computer Systems”) to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within ten (10) days after the Separation Date, Executive shall permit the Company to inspect the Computer Systems, provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those Computer Systems. Executive further agrees to provide the Company access to Executive’s system as requested to verify that the necessary copying and/or deletion is done. Executive’s timely return of all such Company documents and other property is a condition precedent to Executive’s receipt of the severance benefits provided under this Agreement.

11.No Cooperation. Executive agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

EXECUTION VERSION

12.Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement, Executive understands that he is not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor is Executive obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the relevant government agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

13.Nondisparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Executive shall direct any inquiries by potential future employers to the Company’s human resources department.

14.Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

15.No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

16.Non-Solicitation. Executive hereby acknowledges and affirms the non-solicitation restrictions set forth in Section 7 of the Confidentiality Agreement, as if set forth in their entirety herein.

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17.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

18.ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN FRANCISCO COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR MAY AWARD REASONABLE ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

19.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

20.Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any

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ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A.  Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  However, notwithstanding anything herein to the contrary, if and to the extent necessary to avoid subjecting Executive to an additional tax under Section 409A, payment of all or a portion of the payments and benefits under this Agreement, including, but not limited to, those in Section 1 of this Agreement, and any other separation-related deferred compensation (within the meaning of Section 409A) payable in the first six (6) months after the Separation Date will be delayed until the date that is six (6) months and one (1) day following the Separation Date (other than in the event Executive’s termination of employment is due to his death), and all subsequent payments and benefits, if any, will be payable in accordance with the payment schedule applicable to them. The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A.  In no event will the Company reimburse Executive for any taxes or other costs that may be imposed on Executive as a result of Section 409A.

21.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

22.No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

23.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

24.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

25.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Confidentiality Agreement and the Stock Agreements, and any provisions of the Business Policies that inherently survive following a separation from employment. Notwithstanding the foregoing, and for purposes of clarity, Executive will continue to be bound by Company policies

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governing employee conduct during the Transition Period, including but not limited to the Company’s Code of Business Conduct and Ethics and other Business Policies.

26.No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

27.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California.

28.Effective Date. Executive understands that this Agreement shall be null and void if not executed by him within twenty one (21) days of the date this Agreement is presented to him by the Company.  Executive has seven (7) days after Executive signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date (the “Effective Date”).

29.Counterparts. This Agreement may be executed in counterparts, by facsimile and by .PDF format, and each counterpart, facsimile and .PDF shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

30.Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)    he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and

(d)    he is fully aware of the legal and binding effect of this Agreement.

[Signature page follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

MICHAEL BERGERON, an individual

Dated: July 12, 2016                    /s/ Michael Bergeron
Michael Bergeron

DOLBY LABORATORIES, INC.

Dated: July 12, 2016                    By /s/ Andy Sherman
Andy Sherman
EVP, General Counsel and Corporate Secretary

EXECUTION VERSION

EXHIBIT A

SUPPLEMENTAL RELEASE AGREEMENT

This Supplemental Release Agreement (“Supplemental Release”) is made by and between Michael Bergeron (“Executive”) and Dolby Laboratories, Inc., a Delaware corporation, and its direct and indirect subsidiaries (together, the “Company”) (jointly referred to as the “Parties” and individually referred to as a “Party”).

1.Consideration. In consideration for the mutual promises and consideration provided both herein and in Section 1.d. of the Separation Agreement and Release signed between Executive and the Company on July 12, 2016 (the “Separation Agreement”), Executive hereby extends his release and waiver of claims to any claims that may have arisen between the Effective Date (as such term is defined in the Separation Agreement) and the Supplemental Release Effective Date, as defined below.

2.Incorporation of Terms of Release Agreement. The undersigned Parties further acknowledge that all terms of the Separation Agreement, including, but not limited to, Sections 1.e. (No Further Severance), 3 (Payment of Salary and Receipt of All Benefits), 4 (Release of Claims), 5 (Acknowledgment of Waiver of Claims under ADEA), 6 (California Civil Code Section 1542), 10 (Trade Secrets and Confidential Information/Company Property), 16 (Non-Solicitation), and 18 (Arbitration) shall apply to this Supplemental Release and are incorporated herein to the extent that they are not inconsistent with the express terms of this Supplemental Release.

3.Supplemental Release Effective Date. Executive understands that this Supplemental Release shall be null and void if not executed by him within twenty-one (21) days after the Separation Date. This Supplemental Release will become effective on the eighth (8th) day after Executive signs this Supplemental Release (the “Supplemental Release Effective Date”), so long as the Separation Agreement and the Supplemental Release have both been signed by the Parties and neither has been revoked by Executive before that date. The Company will provide the consideration set forth in Section 1.d. of the Separation Agreement as soon as applicable in accordance with the terms of that agreement.

4.Voluntary Execution of Agreement. Executive understands and agrees that he executed this Supplemental Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)	he has read this Supplemental Release;

(b)	he cannot sign the Supplemental Release before the Separation Date, but that he must sign the Supplemental Release no later than twenty-one (21) days following the Separation Date;

(c)	he has been represented in the preparation, negotiation, and execution of this Supplemental Release by legal counsel of his own choice or has elected not to retain legal counsel;

EXECUTION VERSION

(d)	he understands the terms and consequences of this Supplemental Release and of the releases it contains; and

(e)	he is fully aware of the legal and binding effect of this Supplemental Release.

IN WITNESS WHEREOF, the Parties have executed this Supplemental Release on the respective dates set forth below.

MICHAEL BERGERON, an individual

Dated: ________________, 2017     ___________________________________________
Michael Bergeron

DOLBY LABORATORIES, INC.

Dated: ________________, 2017            By ________________________________________                                 Andy Sherman
EVP, General Counsel and Corporate Secretary